Exhibit 10.2

GLOBAL EAGLE ENTERTAINMENT INC.

CHANGE IN CONTROL AND SEVERANCE PLAN

FOR SENIOR MANAGEMENT

Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), has adopted this Change in Control and Severance Plan for Senior Management (this “Plan”), effective as of April 3, 2017, for the benefit of executives and other members of the senior management of the Company and its Subsidiaries (as defined below) who are eligible to participate in this Plan.

1.	Purposes

The purposes of this Plan are as follows:

To reinforce and encourage the continued attention and dedication of Participants (as defined below) to their assigned duties without the distraction arising from the possibility of a Change in Control (as defined below) of the Company;

To enable and encourage Participants to focus their attention on obtaining the best possible outcome for the Company’s shareholders and to make an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and

To provide severance payments and benefits to any Participant who incurs a qualifying termination of employment under the circumstances described herein, whether within a certain period surrounding a Change in Control or outside of such period.

2.	Defined Terms

For purposes of this Plan, the following terms shall have the meanings indicated below:

(a) “Base Salary” means, as to any Participant, the amount the Participant is entitled to receive as annual base salary, in each case without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, incentives, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or other incentives awarded under the Equity Plan or otherwise.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, for purposes of any payments and benefits under this Plan, with respect to any Participant, the occurrence of any one or more of the following events: (i) a material violation of any Company policy, including but not limited to any policy contained in the Company’s Code of Ethics; (ii) embezzlement from, or theft of property belonging to, the Company or any Subsidiary; (iii) willful failure to perform, or gross negligence in the performance of, assigned duties; (iv) material breach of fiduciary duty to the Company Group (including, without limitation, acting in competition with, or taking other adverse action against, the Company Group during the period of Participant’s employment with the Company Group, including soliciting employees of the Company Group for alternative employment); or (v) other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on the business conducted by the Company or its Subsidiaries, in each case, subject to the procedural requirements set forth in Section 9.2.

(d) “Chief Executive Officer” means the Company’s Chief Executive Officer.

(e) “Change in Control” has the meaning ascribed to such term in the Equity Plan.

(f) “Change in Control Protection Period” means the period beginning 120 days prior to the date of a Change in Control and ending on the second anniversary of such Change in Control.

(g) “Change in Control Severance Multiple” means the following number, as applicable: (i) 2.0 with respect to the Tier I Participant, (ii) 1.0 with respect to any Tier II Participant, and (iii) 0.5 with respect to any Tier III Participant.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Company” means Global Eagle Entertainment Inc.

(k) “Company Group” means the Company (or, following a Change in Control, the surviving corporation) and each of its Subsidiaries.

(l) “Date of Termination,” means (i) if the Participant’s employment is terminated by the Company for Cause or, by a Tier I or Tier II Participant for Good Reason, the date specified in the Notice of Termination (as determined in accordance with the terms of this Plan), (ii) if the Participant’s employment is terminated by the Company other than for Cause, the date on which the Company notifies the Participant of such termination, (iii) if the Participant resigns without Good Reason, the date on which the Participant notifies the Company of such termination, and (iv) if the Participant’s employment is terminated by reason of death or Disability, the date of the Participant’s death or the 30th day after receipt of such Notice of Termination by the Participant, as the case may be.

(m) “Disability” means a Participant’s physical or mental incapacitation such that for a period of six (6) consecutive months, or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, the Participant is unable to perform substantially his or her duties. Any question as to the existence of a Participant’s physical or mental incapacitation as to which the Participant or such Participant’s representative, as applicable, and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant or such Participant’s representative, as applicable, and the Company. If the Participant or such Participant’s representative, as applicable, and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant or such Participant’s representative, as applicable, shall be final and conclusive for all purposes under this Plan.

(n) “Effective Date” means April 3, 2017.

(o) “Eligible Employee” means any employee of the Company Group unless that employee is a party to any individual employment agreement, offer letter or any other similar agreement with any member of the Company Group that provides for severance payments or benefits of any kind upon a termination of employment with the Company Group (excluding, for the avoidance of doubt, any award agreement evidencing the grant of an Equity Award that provides for accelerated or continued vesting, exercisability and/or settlement upon or following a termination of employment), where that employee has not affirmatively elected in writing to forego the payments and benefits under such agreement or offer letter in favor of the payments and benefits under this Plan.

(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q) “Equity Award” means each stock option, restricted stock unit or other equity or equity-based compensation award in respect of Shares granted to a Participant under the Equity Plan or any other equity-based compensation plan maintained by the Company.

(r) “Equity Plan” means the Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan, as may be amended or restated from time to time or any successor to such plan.

(s) “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of a Tier I or Tier II Participant:

(i) A material adverse change in the Participant’s duties or responsibilities (such that the compensation paid to the Participant would not continue to be deemed rational based on the Participant’s revised duties or responsibilities);

(ii) A reduction of more than 15% in the Participant’s Base Salary as in effect for the 12-month period immediately prior to such reduction, other than in connection with an across-the-board reduction of the base salaries of similarly situated employees or due to changes in the Participant’s duties and responsibilities with the Participant’s prior written consent;

(iii) A reduction of more than 15% in the Participant’s annual target bonus as in effect immediately prior to such reduction or the Participant becoming ineligible to participate in bonus plans applicable to similarly situated employees, other than in connection with an across-the-board reduction of the annual target bonuses of similarly situated employees or due to changes in the Participant’s duties and responsibilities with the Participant’s prior written consent;

(iv) The failure of any successor to the Company to assume this Plan upon a Change in Control pursuant to Section 11; or

(v) A change in the Participant’s principal place of work to a location of more than 50 miles in each direction from the Participant’s principal place of work immediately prior to such change in location; provided, that such change increases the Participant’s commute from the Participant’s principal residence by more than 50 miles in each direction and more than 3 times per week on average;

provided, that (x) the Participant provides a Notice of Termination to the Company within 90 days of the initial existence of the facts or circumstances constituting such event, (y) the Company fails to cure such facts or circumstances within 30 days after receipt of such Notice of Termination and (z) the Date of Termination of the Participant occurs no later than 30 days after the expiration of the such cure period.

(t) “Non-Change in Control Severance Multiple” means the following number as applicable: (i) 1.75 with respect to the Tier I Participant, (ii) 1.0 with respect to any Tier II Participant, and (iii) 0.5 with respect to any Tier III Participant.

(u) “Non-Section 16 Participant” means any Participant who is not a Section 16 Person.

(v) “Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in this Plan relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice).

(w) “Participant” means each of the Tier I Participants, the Tier II Participants, and the Tier III Participants (collectively, the “Participants”).

(x) “Performance-Vesting Equity Award” means any Equity Award that is not a Time-Vesting Equity Award. For the avoidance of doubt, a Performance-Vesting Equity Award shall include any Equity Award that is either expressly and exclusively subject to performance-based vesting or a hybrid of time-based vesting and performance-based vesting.

(y) “Qualifying Termination” means a termination of employment with the Company Group either by (i) the Company (other than for Cause) or (ii) a Participant for Good Reason. For purposes of clarification, the termination of a Participant’s employment by reason of the Participant’s death or Disability shall not be deemed a Qualifying Termination.

(z) “Restricted Period” means the following period of months commencing upon a Qualifying Termination: (i) with respect to the Tier I Participant, 21 months, (ii) with respect to any Tier II Participant, 12 months, and (iii) with respect to any Tier III Participant, 6 months, which period may be reduced or eliminated, in each case, (A) by the Committee (in respect of any Section 16 Participant) or the Company (in respect of any Non-Section 16 Participant), or (B) to the extent required to comply with the applicable laws of the jurisdiction in which the Participant was primarily providing services to the Company immediately prior to such termination.

(aa) “Section 16 Participant” means any Participant who is a Section 16 Person.

(bb) “Section 16 Person” means an officer of the Company who is subject to the reporting rules under Section 16 of the Securities Exchange Act of 1934, as amended.

(cc) “Separation from Service” has the meaning set forth in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h)).

(dd) “Share” has the meaning ascribed to such term in the Equity Plan.

(ee) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

(ff) “Tier I Participant” means the Chief Executive Officer, unless he or she affirmatively elects in writing to be treated as a Tier II Participant hereunder.

(gg) “Tier II Participant” means (i) any Section 16 Person (other than the Chief Executive Officer, unless he or she affirmatively elects in writing to be treated as a Tier II Participant) whom the Committee has designated as a Tier II Participant or (ii) any employee of the Company who is not a Section 16 Person whom the Chief Executive Officer has designated as a Tier II Participant, in each case, pursuant to Section 4.1 of this Plan.

(hh) “Tier III Participant” means (i) any Section 16 Person (other than the Chief Executive Officer) whom the Committee has designated as a Tier III Participant or (ii) any employee of the Company who is not a Section 16 Person whom the Chief Executive Officer has designated as a Tier III Participant in this Plan, in each case, pursuant to Section 4.1.

(ii) “Time-Vesting Equity Award” means any Equity Award that is expressly and exclusively subject to periodic or cliff time-based vesting.

3.	Administration

3.1 This Plan shall be interpreted, administered, and operated by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof or such other persons from time to time as it may designate. The Committee is authorized to interpret this Plan, to establish, amend, and rescind any rules and regulations relating to this Plan, to resolve ambiguities under this Plan, and to make any other determinations that it deems necessary or desirable for the administration of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority, in its sole discretion but subject to the provisions of this Plan, including, without limitation, the provisions giving the Chief Executive Officer the exclusive right to determine whether any Eligible Employee who is not a Section 16 Person shall be a Tier II Participant or a Tier III Participant, to determine who shall be a Participant and to establish the terms and conditions of any payment or benefit payable under this Plan. Any decision of the Committee in the interpretation and administration of this Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

3.2 All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons in connection with such administration, and the Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination, or interpretation.

4.	Eligibility and Participation

4.1 Each Eligible Employee who is either (i) a Section 16 Person who has been designated to participate in this Plan as a Tier I, Tier II or Tier III Participant by the Committee, in its sole discretion, or (ii) an employee who is not a Section 16 Person who has been designated to participate in this Plan as a Tier II or Tier III Participant by the Chief Executive Officer, in his sole discretion, shall become a Participant and be eligible to receive payments and benefits under this Plan. If the Chief Executive Officer designates an employee who is not a Section 16 Person to participate in this Plan as a Tier II or Tier III Participant, the Chief Executive Officer shall notify the Committee at its next regularly-scheduled meeting of such designation. Promptly following such designation by the Committee or the Chief Executive Officer, as applicable, the Company shall provide written notice substantially in the form attached hereto as Exhibit A (a “Designation Letter”) to each Participant with respect to the Participant’s designation as a Tier I, Tier II, or Tier III Participant in this Plan.

4.2 None of the Participants shall be eligible to receive any severance payments or benefits under any other severance plan, policy, or program of the Company Group as in effect from time to time. Any severance payments or benefits payable to a Participant under this Plan shall be in lieu of any severance payments or benefits to which such Participant may otherwise have been entitled to pursuant to (a) any other severance plan, policy or program of the Company Group as in effect from time to time, and (b) any individual employment agreement, offer letter, or any other similar agreement with any member of the Company Group that provides for severance payments or benefits of any kind upon a termination of employment with the Company Group (excluding, for the avoidance of doubt, any award agreement evidencing the grant of an Equity Award that provides for accelerated or continued vesting, exercisability and/or settlement upon or following a termination of employment), where the Participant has affirmatively elected in writing to forego the payments and benefits under such agreement, offer letter, or similar agreement in favor of the payments and benefits under this Plan.

5.	Termination Benefits and Payments

5.1 Qualifying Termination Outside of the Change in Control Protection Period. If a Participant incurs a Qualifying Termination at any time outside of the Change in Control Protection Period, the Participant shall be entitled to receive the following payments and benefits, subject to Section 5.3 and Section 14.2:

(a) A single lump-sum payment within 10 days after the Date of Termination (or earlier, to the extent required by applicable law), in an aggregate amount equal to (i) the Participant’s earned but unpaid Base Salary and accrued but unpaid vacation pay (if any) through the Date of Termination, and (ii) subject to submission by the Participant of supporting documentation, any unreimbursed business expenses incurred by the Participant through the Date of Termination in accordance with the Company’s reimbursement policy (the amounts described in clauses (i) and (ii), collectively, the “Accrued Obligations”);

(b) A single lump-sum payment on the first payroll date following the date on which the Release (as defined below) becomes irrevocable, in an amount equal to (i) the Participant’s applicable Non-Change in Control Severance Multiple, multiplied by (ii) the Participant’s Base Salary, as in effect on the Date of Termination (without giving effect to any reduction in Base Salary that constitutes Good Reason); provided, that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, such amount shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year;

(c) Any unpaid bonus that would have become payable to the Participant in respect of any fiscal year that ends on or before the Date of Termination, where the Participant remained employed through the full fiscal year or performance period but incurs a Qualifying Termination prior to the payment date for such bonus, payable in a single-lump sum on the later of (i) the date on which such bonus would have been paid to the Participant if he had remained employed on the payment date or (ii) the first payroll date following the date on which the Release (as defined below) becomes irrevocable (or, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, the first regularly scheduled payroll date that occurs in the second calendar year);

(d) A pro rata annual bonus for the fiscal year in which the Date of Termination occurs in an amount equal to the product of: (i) the actual annual bonus such Participant would have earned for the fiscal year in which the Date of Termination occurs if he had remained employed with the Company Group on the applicable payment date for such annual bonus (but with 100% of such annual bonus calculated solely based on the applicable Company performance metrics with respect to such fiscal year and without regard to any assessment of personal performance) and (ii) a fraction, the numerator of which shall be the number of days elapsed through the Date of Termination in the fiscal year in which the Date of Termination occurs and the denominator of which shall be 365, payable in a single lump-sum on the date on which such annual bonus would have been paid to the Participant if he had remained employed on the payment date.

(e) Any cash, retention, or similar incentive compensation awards (including a cash long-term incentive plan) (other than Equity Awards) held by the Participant as of the Date of Termination having a performance or vesting period that exceeds one year shall be subject to the terms of the applicable plan or grant document with respect to any vesting or payment thereof; provided, that if the applicable plan or grant document does not expressly provide for the treatment of such award upon a Qualifying Termination, then the Committee (in respect of any Section 16 Participant) or the Chief Executive Officer (in respect of any Non-Section 16 Participant) shall determine, in good faith, the treatment of such award consistent with the principles of this Plan, so long as all Participants so affected who then hold such an award are treated in a similar manner in respect of such award;

(f) If the Participant elects to receive group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the termination of the Participant’s employment, then the difference between the full monthly COBRA premium payment and the current monthly premium the Participant would have paid as an active employee shall be paid to the Participant as currently taxable compensation in substantially equal monthly installments over the 12-month period for Tier I and Tier II Participants, and over the 6 month period for Tier III Participants, commencing as of the first day of the month immediately following the Date of Termination (the “Continuation Period”) (any continuation of such coverage shall run concurrently with any period of continuation coverage required under COBRA); provided, that the Participant shall timely elect such coverage and continue to pay the same amount of monthly premium as in effect for an active employee with the same coverage; provided, further, that if the Participant becomes employed with another employer during the Continuation Period and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligations under this Section 5.1(f) shall be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and any such coverage shall be reported by the Participant to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Participant under its group health plans or the continuation of such coverage would result in adverse tax consequences for the Participant or the imposition of fines or penalties on the Company, then, in either case, an amount equal to the difference between the full monthly COBRA premium payment and the current monthly premium the Participant would have paid as an active employee shall thereafter be paid to the Participant as currently taxable compensation in a single lump sum;

(g) Upon written request by the Participant, the Company shall, at its sole expense, provide the Participant with reasonable outplacement services with a well-known and reputable outplacement agency for Continuation Period applicable to such Participant under Section 5.1(f) above; and

(h) With respect to Tier I and Tier II Participants only, to the extent not previously vested as of the Date of Termination, any outstanding Equity Awards held by the Participant shall vest and become exercisable as follows; provided, that if the applicable award agreement evidencing any such Equity Award provides for more favorable vesting, then the terms of such award agreement shall instead govern the treatment of such Equity Award:

(i) With respect to any Time-Vesting Equity Award held by the Tier I or Tier II Participant, the vesting of such Equity Award will immediately accelerate with respect to a portion of the unvested Shares subject thereto in an amount equal to (A) the total number of Shares granted under the Equity Award multiplied by a fraction, not to exceed 1, the numerator of which is (x) the number of days the Participant was employed from the Time-Vesting Equity Award’s grant date to the Date of Termination, plus (y) 365 days, and the denominator of which is the number of days from the grant date to the final vesting date of such Equity Award, less (B) the number of Shares granted under the Equity Award that had vested prior to the Date of Termination, if any; and

(ii) With respect to any Performance-Vesting Equity Award held by the Participant, unvested Shares subject thereto shall be eligible to vest and, if applicable, become exercisable, in accordance with the terms of the applicable award agreement evidencing such Performance-Vesting Equity Award.

All other benefits, if any, due to the Participant following a termination pursuant to this Section 5.1 shall be determined in accordance with the plans, policies and practices of the Company as in effect from time to time; provided, that the Participant shall not be entitled to any severance payments or benefits under (1) any other severance plan, policy or program of the Company Group as in effect from time to time, or (2) any individual employment agreement, offer letter, or any other similar agreement with any member of the Company Group that provides for severance payments or benefits of any kind upon a termination of employment with the Company Group (excluding, for the avoidance of doubt, any award agreement evidencing the grant of an Equity Award that provides for accelerated or continued vesting, exercisability and/or settlement upon or following a termination of employment), where the Participant has affirmatively elected in writing to forego the payments and benefits under such agreement, offer letter, or similar agreement in favor of the payments and benefits under this Plan. The Participant shall not accrue any additional compensation or other benefits under this Plan following such termination of employment other than as expressly set forth herein.

5.2 Qualifying Termination During the Change in Control Protection Period. If a Participant incurs a Qualifying Termination at any time during the Change in Control Protection Period, the Participant shall be entitled to receive the following payments and benefits, subject to Section 5.3 and Section 14.2:

(a) The Participant shall be entitled to payment of the Accrued Obligations in a single lump-sum within 10 days after the Date of Termination (or earlier, to the extent required by applicable law);

(b) A single lump-sum payment on the first payroll date following the date on which the Release (as defined below) becomes irrevocable, in an amount equal to (i) the Participant’s applicable Change in Control Severance Multiple, multiplied by (ii) the sum of the Participant’s Base Salary and the Participant’s annual target bonus, in each case, as in effect on the Date of Termination (without giving effect to any reduction in Base Salary or annual target bonus, respectively, that constitutes Good Reason); provided, that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, such amount shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year;

(c) A pro rata annual bonus for the fiscal year in which the Date of Termination occurs in an amount equal to the product of: (i) the greater of (A) the actual annual bonus such Participant would have earned for the fiscal year in which the Date of Termination occurs if he had remained employed with the Company Group on the applicable payment date for such annual bonus (but with 100% of such annual bonus calculated solely based on the applicable Company performance metrics with respect to such fiscal year and without regard to any assessment of personal performance) and (B) the Participant’s target level annual bonus, and (ii) a fraction, the numerator of which shall be the number of days elapsed through the Date of Termination in the fiscal year in which the Date of Termination occurs and the denominator of which shall be 365, payable in a single lump-sum on the date on which such annual bonus would have been paid to the Participant if he had remained employed on the payment date;

(d) The Participant shall be entitled to the payments and benefits provided in Sections 5.1(c), (e), (f) and (g), subject to the terms and conditions thereof, including, without limitation, the requirement that a condition to the Participant’s right to receive such payments and benefits is the Participant’s execution, delivery and non-revocation of the Release; and

(e) To the extent not previously vested as of the Date of Termination, subject to the terms of any applicable award agreement evidencing any such Equity Award, any outstanding Equity Awards (including any such Equity Awards that are assumed, converted or replaced pursuant to Section 6) held by the Participant shall vest and, if applicable, become exercisable as follows (in lieu of the vesting described in Section 5.1(h)); provided, that if the applicable award agreement evidencing any such Equity Award provides for more favorable vesting, then the terms of such award agreement shall instead govern the treatment of such Equity Award:

(i) With respect to any Time-Vesting Equity Award held by the Participant, the vesting of such award will immediately accelerate with respect to all of the unvested Shares subject thereto, unless otherwise provided in an award agreement evidencing such Time-Vesting Equity Award. With respect to any Time-Vesting Equity Award that is a stock option, in order to accomplish the intention of this Section 5.2(e), and notwithstanding any provision of the applicable award agreement or the Equity Plan under which such Time-Vesting Equity Award was granted to the contrary, if the Participant experiences a Qualifying Termination prior to the occurrence of a Change in Control, any portion of such Time-Vesting Equity Award that is an unvested stock option shall remain outstanding (but shall not be exercisable) for a period of 120 days following the Date of Termination and, (A) if a Change in Control occurs during such 120-day period, such unvested stock option shall become fully vested upon the occurrence of such Change in Control and shall be exercisable for a period of 20 days following such Change in Control (or, if earlier, the date on which the term of such stock option would expire) or (B) if a Change in Control does not occur prior to the expiration of such 120-day period, the unvested stock option shall automatically expire upon the expiration of such 120-day period.

(ii) With respect to any Performance-Vesting Equity Award held by the Participant, unvested Shares subject thereto shall be eligible to vest and become exercisable in accordance with the terms of the applicable award agreement evidencing such Performance-Vesting Equity Award.

(f) Non-Qualifying Termination. If a Participant’s employment with the Company is terminated either (i) by the Company for Cause, (ii) by a Participant without Good Reason or (iii) due to the Participant’s death or Disability, then the Participant (or the Participant’s beneficiary or estate, as applicable) shall be entitled to payment of the Accrued Obligations in a single lump-sum within 10 days after the Date of Termination (or earlier, to the extent required by applicable law). In no event shall any such Participant otherwise be eligible to receive any payments or benefits under this Plan, except to the extent explicitly required by applicable law; provided, that the Committee may, in its sole discretion, determine to provide for the full or partial vesting of any Equity Award held by the Participant as of the Date of Termination.

5.3 Release and Other Conditions to Severance. Any payments or benefits that may be provided to a Participant under Section 5.1 or Section 5.2 of this Plan (other than payment of the Accrued Obligations) shall be conditioned upon the following events:

(a) The Participant’s execution, delivery and non-revocation of an effective release of claims against the Company Group, in substantially the Company’s standard form for personnel who are similarly situated to the Participant (the “Release”), which Release shall be delivered to the Participant within 5 days following the Date of Termination and which must be executed (and not revoked) by the Participant within sixty (60) days following the Date of Termination (the “Release Period”);

(b) At the Company’s request, the Participant’s return of all property belonging to the Company Group (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group); and

(c) The Participant’s continued compliance with the conditions set forth in Section 7.

Notwithstanding anything herein to the contrary, if the Committee determines, in its reasonable good faith and discretion, that a Participant has not satisfied any of the conditions precedent or subsequent in Section 7, (i) any entitlement of the Participant to receive any payments or benefits due under this Plan (other than payment of the Accrued Obligations) shall be forfeited, and (ii) the Participant shall be obligated to promptly repay the Company all amounts of payments and benefits the Participant previously received under this Plan (other than the Accrued Obligations); provided, that if a court subsequently determines that the Participant did satisfy such conditions, the Participant’s entitlement to receive such payments and benefits shall be reinstated in accordance with the terms thereof.

6.	Treatment of Equity Awards Held by Non-Terminated Participants upon a Change in Control

If a Participant remains employed with the Company Group on the date on which a Change in Control occurs, any outstanding Equity Awards then held by the Participant shall, effective upon the consummation of such Change in Control, be treated as follows:

(a) With respect to each Time-Vesting Equity Award held by the Participant:

(i) If such Time-Vesting Equity Award is assumed, converted or replaced by the surviving corporation (including the Company if the Company is the surviving corporation) or its parent with equity or equity-based awards in respect of a publicly traded security having an equivalent value and vesting schedule to those applicable to such Time-Vesting Equity Award immediately prior to such Change in Control, such award as so-assumed, converted or replaced, as applicable, shall remain eligible to vest and become exercisable in accordance with its terms, subject to fully accelerated vesting in the event of a Participant’s Qualifying Termination with the surviving corporation or its parent, as applicable, that occurs at any time on or prior to the second anniversary of such Change in Control.

(ii) If such Time-Vesting Equity Award is not so assumed, converted or replaced, the vesting of such award will immediately accelerate with respect to all of the unvested Shares subject thereto.

(b) With respect to any Performance-Vesting Equity Award held by the Participant, unvested Shares subject thereto shall be eligible to vest and, if applicable, become exercisable in accordance with the terms of the applicable award agreement evidencing such Performance-Vesting Equity Award.

7.	Restrictive Conditions

As a condition precedent and subsequent to the receipt of any actual payments and benefits provided to a Participant under Section 5.1 or Section 5.2 of this Plan (other than payment of the Accrued Obligations), the Participant, in order to accept any such benefits and payments under this Plan, must comply with the restrictive conditions precedent and subsequent to receipt thereof, as set forth on Exhibit B attached hereto (the terms of which shall be incorporated into the Release), for the Restricted Period. Upon completion of the Restricted Period, Participant must certify (in writing) to the Company his or her compliance with such conditions. For the avoidance of doubt, the restrictive conditions set forth on Exhibit B shall apply in addition to (and shall not be limited by the provisions of) any other non-competition, non-pooling, non-solicitation, confidentiality, non-disparagement or similar covenants or conditions to which a Participant is subject pursuant to any other plan or agreement containing restrictive covenants or conditions to which such Participant is a party with any member of the Company Group (or, in the case of any plan, as a recipient of any award or benefits thereunder), such that the longest and broadest of such restrictions shall apply (without duplication).

8.	Limitation on Payments

(a) Notwithstanding any other provisions of this Plan to the contrary, if any payment or benefit received or to be received by a Participant, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion to achieve the highest after-tax benefit to the Participant; provided, that no such reduction shall apply to any such payment or benefit that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) to the extent that such reduction would result in any prohibited acceleration or additional tax under Section 409A of the Code.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of an independent nationally recognized accounting firm or consulting firm (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9.	Termination Procedure

9.1 Notice of Termination. Any purported termination of a Participant’s employment by the Company with or without Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party given in accordance with Section 12. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, under this Plan or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights under this Plan.

9.2 Procedure for Termination for Cause. Any termination of the employment of a Participant shall not be deemed to be for Cause unless and until (a) the Participant has been provided written notice detailing the facts or circumstances constituting such Cause event at least 30 days before the proposed Date of Termination; provided, that the Company shall have the right to suspend the Participant with pay during such period, (b) the Participant has been provided with a reasonable opportunity, together with counsel for the Participant (at the Participant’s option and expense), to be heard by the Committee (in respect of any Section 16 Participant) or a panel of senior executive officers of the Company (in respect of any Non-Section 16 Participant) regarding any disputed facts prior to such proposed Date of Termination, and (c) to the extent capable of cure, the Participant fails to cure such facts or circumstances within such 30 day period; provided, that the Committee or such panel of senior executive officers of the Company, as applicable, shall determine in good faith whether such Cause event exists following such hearing and, if applicable, whether and how such Cause event is capable of being cured. If it is determined that no such Cause event exists and the Company determines to terminate the Participant’s employment with the Company, then such termination shall constitute a termination without Cause for purposes of this Plan.

10.	No Mitigation or Offset

The Company agrees that, in order for a Participant to be eligible to receive the payments and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 5.1 or 5.2. Further, the amount of any payment or benefit provided for in this Plan (other than pursuant to Section 5.1(f)) shall not be reduced by any compensation earned by the Participant following the Date of Termination as the result of employment by another employer or otherwise, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

11.	Successors; Binding Agreement

11.1 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

11.2 This Plan shall inure to the benefit of and shall be binding upon the Company, its permitted successors and assigns.

11.3 No right or interest of a Participant under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Participant. Notwithstanding the foregoing, if a Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

12.	Notices

For the purpose of this Plan, notices and all other communications provided for in this Plan shall be given in writing and delivered by hand or sent by overnight courier, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, 5 days after deposit in the United States mail, postage prepaid, addressed to the Participant at the last address the Participant provided to the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Global Eagle Entertainment Inc.

Attention: General Counsel

4553 Glencoe Ave., Suite 300

Los Angeles, CA 90292

(310) 437-6000

13.	Claims Procedure; Arbitration

13.1 Claims Procedure.

(a) With respect to any claim for benefits which are provided exclusively under this Plan, the claim shall be approved or denied by the Committee (in respect of any Section 16 Participant) or a panel of senior executive officers of the Company (in respect of any Non-Section 16 Participant) within 90 days following the receipt of the information necessary to process the claim. If the Committee denies a claim for benefits in whole or in part, it will give written notice of the decision to the claimant or the claimant’s authorized representative, which notice will set forth in a manner calculated to be understood by the claimant, stating the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by Section 503 of ERISA and the regulations thereunder.

(b) With respect to any claim for benefits which, under the terms of this Plan, are provided under another employee benefit plan or program maintained by any member of the Company Group, the Committee shall determine claims regarding the Participant’s eligibility under this Plan in accordance with the preceding Section 13.1(a), but the administration of any other claim with respect to such benefits (including the amount of such benefits) shall be subject to the claims procedure specified in such other employee benefit plan or program.

(c) Appeals with respect to any claim for benefits which, under the terms of this Plan, are provided under another employee benefit plan maintained by any member of the Company Group (e.g., group health, life insurance, etc.), shall be subject to the claims and appeals procedure specified in such other employee benefit plan.

13.2 Arbitration. If a Participant and the Company are unable to resolve any controversy or claim arising out of, or relating to, this Plan (after giving effect to Section 13.1), other than any claim with respect to Section 7 (which claim must be brought in court), which cannot be settled amicably by the parties, such controversy shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the provisions of the arbitration rules of the state in which the Participant is or was last employed by the Company (e.g., in California, the California Arbitration Act) or in absence of state law, the Federal Arbitration Act, and shall be heard before a retired State or Federal judge in the county containing the Company’s office in which the Participant is or was last employed. The decision of the arbitrator shall be final and binding upon all parties thereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall pay his or its own costs for the arbitration, with the cost of the arbitrator to be equally divided between the parties; provided, that the Company shall reimburse the Participant for reasonable attorneys’ fees and other actual costs incurred by the Participant in connection with such action if the Participant substantially prevails on at least one material issue in such arbitration (or any related litigation).

13.3 Exclusive Jurisdiction; Waiver of Jury Trial. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the provisions of Section 7 through an action, suit or proceeding brought in any federal court located in the State of Delaware or any Delaware state court, and each Participant consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any right to a jury trial and any objection that such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; provided, that any action, suit or proceeding seeking to enforce a final judgment rendered in such court or an arbitral award pursuant to Section 13.2 may be brought in any court of competent jurisdiction.

14.	Section 409A

14.1 To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Committee may in its sole discretion adopt such amendments to this Plan or take such other actions that the Committee determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that this Section 14.1 shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action.

14.2 Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the 6-month period following such Participant’s Separation from Service to the extent that the Committee reasonably determines that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period without interest thereon.

14.3 Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service with the Company, and, for purposes of any such provision of this Plan, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

14.4 For purposes of Section 409A of the Code, each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

14.5 Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Plan does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year; (b) the reimbursements for expenses for which the Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

15.	Termination and Amendment

This Plan, including any Designation Letter, may be amended or terminated, and any provision thereof may be modified (or waived), for one or more Participants at any time by the

Committee (in respect of any Section 16 Participant) or the Chief Executive Officer (in respect of any Non-Section 16 Participant) in its sole discretion; provided, that any such amendment, termination or modification adverse to any Participant (including without limitation, any amendment or modification resulting in the removal of a Participant from this Plan or in the demotion of a Participant from a Tier II Participant to a Tier III Participant) shall not become effective until the date which is (i) in respect of any Participant who is employed outside of the Change in Control Period, the later of 2 years from the Effective Date or 12 months following the date of such amendment, termination or modification or (ii) in respect of any Participant who is employed during the Change in Control Period, the latest of (x) 2 years from the Effective Date, (y) 12 months following the date of such amendment, termination or modification or (z) the expiration of the Change in Control Period, in any case, so long as such amendment, termination or modification does not affect any benefits to which a Participant is entitled pursuant to a termination of employment or resignation occurring prior to the date such amendment, termination or modification becomes effective.

16.	Miscellaneous

16.1 No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies, and arrangements of the Company Group in which a Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.

16.2 No Right to Employment. Nothing contained in this Plan or any documents relating to this Plan shall (i) confer upon any Participant any right to continue as a Participant or in the employ or service of any member of the Company Group, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with any “at-will” nature (if applicable) of the Participant’s employment with the Company Group.

16.3 Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to the Participant’s legal guardian or personal representative.

16.4 Tax Withholding. All amounts payable hereunder shall be subject to withholdings for applicable federal, state, local or non-U.S. taxes and other required payroll deductions, including, in respect of any Equity Awards, under any Company “withhold to cover” or “sell to cover” program as then in effect.

16.5 No Effect on Other Benefits. Amounts payable hereunder shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies, and agreements, except to the extent expressly provided therein or herein.

16.6 Governing Law. It is intended that this Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and this Plan shall be administered in a manner consistent with such intent. This Plan and all rights hereunder shall be governed, construed, and interpreted in accordance with ERISA and, to the extent not preempted by federal law, the laws of the State of Delaware.

16.7 Unfunded Obligation. All amounts payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health, or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company Group. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the ability of any member of the Company Group to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control (but subject to Section 5.2 or 6, as applicable, following a Change in Control)).

16.8 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

16.9 Recovery of Overpayments. Notwithstanding the foregoing, the Committee shall have the power, discretion, and authority to take any and all actions it deems necessary or advisable to recover any overpayments made under this Plan, including deducting the amount of any such overpayments made to any Participant from any future payments or benefits to be made or provided to such Participant.

*        *        *

As adopted by the Compensation Committee

of the Board of Directors of Global Eagle Entertainment Inc.

on April 3, 2017.

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Stephen Ballas

Name: Stephen Ballas
Title: Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

Form of Designation Letter

See attached.

GLOBAL EAGLE ENTERTAINMENT INC.

4553 GLENCOE AVE., SUITE 300

LOS ANGELES, CA 90292

(310) 437-6000

[INSERT DATE]

[INSERT NAME]

c/o Global Eagle Entertainment Inc.

4553 Glencoe Ave., Suite 300

Los Angeles, CA 90292

Re:	Global Eagle Entertainment Inc. Change in Control
and Severance Plan for Senior Management

Dear [NAME]:

This letter agreement (the “Designation Letter”) relates to the Global Eagle Entertainment Inc. Change in Control and Severance Plan for Senior Management (the “Plan”). Through this Designation Letter, you are being offered the opportunity to become a participant in the Plan.

Global Eagle Entertainment Inc. (the “Company”) has designated you as a Tier [__] Participant (as defined in the Plan) and thereby you are eligible to receive the severance and other benefits set forth in the Plan subject to the terms and conditions thereof. A copy of the Plan has been made available to you. You should read it carefully and become comfortable with its terms and conditions and those set forth below.

By accepting this Designation Letter, you acknowledge the following provisions:

•	that you have received and reviewed a copy of the Plan;

•	that you understand that participation in the Plan requires that you agree to the terms of the Plan and that you irrevocably and voluntarily agree to those terms (including by participating in the Plan you forfeit any severance payments and benefits to which you may be entitled under your employment agreement, offer letter, or other agreement); and

•	that you have had the opportunity to carefully evaluate this opportunity and desire to participate in the Plan according to the terms and conditions set forth therein.

You hereby agree that (i) your acceptance of this Designation Letter will result in your participation in the Plan subject to the terms and conditions thereof and (ii) this Designation Letter may not be amended, modified, or terminated except pursuant to Section 15 of the Plan.

To comply with applicable law and to administer the Plan appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the Plan and any changes thereto (e.g., benefits and payments set forth in the Plan), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, and social security number), and information about your participation in the Plan. By accepting this Designation Letter, you give your explicit consent to the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. By accepting this Designation Letter, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you reside and to a country outside the European Economic Area (including the United States of America, if applicable) where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its subsidiaries (or former subsidiaries as are deemed necessary) and any other person that the Company retains or utilizes for Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting the Company’s General Counsel. By accepting this Designation Letter, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

This Designation Letter is subject in all respects to the terms and provisions of the Plan, as amended from time to time. In the event of any conflict between the terms of this Designation Letter and the terms of the Plan, the terms of the Plan shall govern.

Your participation in the Plan will be effective upon your acceptance of this Designation Letter. You will be deemed to have accepted the terms of this Designation Letter unless you otherwise notify the Company in writing within 15 days after the date of your receipt of this Designation Letter.

Sincerely, GLOBAL EAGLE ENTERTAINMENT INC.

By:

Name:
Title:

Exhibit B

Restrictive Conditions

As a condition precedent and subsequent to the receipt of any actual payments and benefits provided to a Participant under Section 5.1 or Section 5.2 of the attached Plan (other than payment of the Accrued Obligations), the Participant, in order to accept any such benefits and payments, must comply with the following restrictive conditions precedent and subsequent to receipt thereof, as set forth below.

1. Confidentiality. The protection of confidential information and trade secrets is essential for Global Eagle Entertainment, Inc. (the “Company”), its subsidiaries from time to time (collectively with the Company, the “Company Group”) and employees’ future security. Notwithstanding this Section 1 or anything else to the contrary in the Plan, any confidentiality or non-disclosure provision does not prohibit or restrict the Participant from responding to any inquiry about the Plan or its underlying facts and circumstances by the Securities and Exchange Commission or any other self-regulatory organization or governmental entity. The Participant understands and acknowledges that the Participant does not need the prior authorization of the Company to make any such reports or disclosures and that Participant is not required to notify the Company that Participant has made such reports or disclosures.

(a) You must acknowledge that all forms, documents, papers, records, files, computer software, application systems and programs, and other materials prepared or received by you that pertain to the Company Group’s business, including appraisal reports and all supporting documentation, Company Group letters to you and copies of letters sent by you, are the property of the Company Group; provided, however, that you may have a copy of any documents you signed relating to the obtaining or holding of employment with the Company Group if required by applicable law. You further acknowledge that all information, including information in electronic form, disclosed to or developed by you during your employment by the Company Group relating to the Company Group’s business, including, without limitation, the Company Group’s strategies and business plans, the identity of and information concerning potential or actual clients, and specialized techniques developed or used by the Company Group are the exclusive property of the Company Group.

(b) You agree to maintain as confidential and not to disclose to others or use for any purpose, for so long as you continue to hold or possess it, any Confidential Information to which you have or had access or exposure as a result of the performance of your services for the Company Group.

2. Restrictions. In order to preserve the Confidential Information, and to protect the Company Group’s proprietary interest in its trade secrets, and to protect the goodwill of the Company Group, and in consideration of the payments and benefits contained in the Release and other good and valuable consideration, you must agree that, for the Restricted Period, you will not, directly or indirectly: (i) solicit, induce or attempt to induce, on your own behalf or on behalf of any other person or organization, any of the Company Group’s clients whom you solicited or with whom you substantially and directly dealt or became acquainted while you were employed with the Company Group for the purpose of either (a) inducing said client to terminate, diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group, or (b) providing, or offering to provide, Conflicting Services to said client; or (ii) solicit for employment, hire or attempt to hire, on your own behalf or on behalf of any other person or organization, any of the Company Group’s consultants, personnel or employees (or anyone who was a client, consultant, member of the Company Group’s personnel or employee at any time within the twelve (12) month period immediately preceding your Date of Termination), in each case, to the extent permitted by the jurisdiction of your employment. In addition, during the Restricted Period, you must not disparage, criticize or ridicule, or otherwise engage in any conduct that is injurious to the reputation or interest of the Company Group. If any court of competent jurisdiction shall determine that the provisions of this paragraph exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall nevertheless be enforceable by such court against you upon such shorter term, or within such lesser geographic area or scope, as may be determined by such court to be reasonable and enforceable.

3. Definitions. Defined terms used in this Exhibit B and not otherwise defined in the Plan shall have the meaning set forth below:

(a) “Confidential Information” means any information, data and know-how relating to the business of the Company Group or its clients and referral sources that is developed by or disclosed to you or known by you as a result of your relationship with the Company Group (whether constituting a trade secret or not, and whether or not labelled in writing as “confidential”), including, without limitation, the following information: financial information, supply and service information, marketing information, personnel information, the identity of and information concerning potential or actual clients, and specialized techniques developed or used by the Company Group. The term “Confidential Information” does not include information that (i) has become a part of the public domain other than as a result of its wrongful disclosure, or (ii) is or hereafter becomes lawfully obtainable from other sources without an obligation of confidentiality. Any combination of information shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself is not in the public domain.

(b) “Conflicting Services” means services of any entity (other than the Company Group) that are the same or substantially similar to those services of the Company Group (x) provided by you (directly or indirectly through others) during the twelve (12) months preceding your Date of Termination, or (y) about which you acquired Confidential Information or trade secrets during your employment by the Company Group.

(c) “Territory” means any national, state, provincial, territorial or other jurisdiction globally in which you performed services for the Company Group at any time during the twelve (12) months prior to your Date of Termination, including but not limited to any such jurisdiction in which you, directly or indirectly through others, provided the Company Group’s services to clients or marketed or offered to provide the Company Group’s services.